Exhibit 10.3B

UNDERTAKING AND AGREEMENT

      Undertaking and Agreement made this 16th day of March, 1999, by and among Motor Club of America, a New Jersey corporation having offices at 95 Route 17, Paramus, New Jersey 07653 ("Motor Club"), North East Insurance Company, a Maine corporation having offices at 482 Payne Road, Scarborough, Maine 04074 (the "Company") and Robert G. Schatz, an individual residing at 6 Roundabout Lane, Cape Elizabeth, Maine 04107 ("Executive").

                             W I T N E S E T H:

      WHEREAS, Motor Club and the Company have entered into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), whereby a to be formed subsidiary of Motor Club ("Sub") will merge with and into the Company, with the Company being the surviving corporation (the "Merger"); and

      WHEREAS, Motor Club, the Company and Executive desire to provide for and facilitate the Merger, the orderly transition of management of the Company in connection with the Merger and the orderly resignation of Executive from all positions and offices which at the Effective Time of the Merger ( as defined in the Merger Agreement) are held by Executive in or with Northeast Insurance Company, any of its subsidiaries, and in respect of any and all retirement and/or benefit plans of the foregoing and otherwise, and the termination of his employment with the Company consistent with the rights of Executive under certain agreements between the Company and the Executive and as provided herein.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and other good and valuable consideration hereinafter set forth, the parties hereto agree as follows:

      1.    a.    From and after the execution of the Merger Agreement,
Executive shall in good faith use his best efforts and shall devote such time and energy as is required to assist the Company to consummate the Merger, including, without limitation, assisting the Company, Motor Club and Sub in obtaining the consents and approvals referred to in Section 3.01(f) of the Merger Agreement. Motor Club and the Company acknowledge and agree that the granting of such consents and approvals is within the authority and (subject to such limitations as may be established by applicable law and regulation) discretion of the respective governmental agencies, and that, his assistance pursuant to this paragraph 1(a) notwithstanding, Executive does not guarantee that such consents and approvals (or any of them) will be granted. It is therefore agreed and understood that to the extent action and/or inaction on the part of Executive is in furtherance of such assistance and is in accordance with the standards set forth in the first sentence of this paragraph 1.a, such action or inaction shall not be deemed a breach of this Agreement or of the terms of the Employment Agreement with the Company, dated December 1, 1997 (the "Employment Agreement").

            b. Nothing contained in a. above shall restrict the Executive from remaining as a volunteer and uncompensated trustee of the Northeast Insurance Charitable Foundation subject to the Foundation's procedures.

      2.    a.    The Company and the Executive agree that, except as may
otherwise be provided herein, all terms, provisions and conditions of the Employment Agreement shall remain in full force and effect until the Effective Time of the Merger.

                  Motor Club confirms that Executive's rendering of assistance in accordance with paragraph 1(a) hereof is contemplated by
Section 5.05 of the Merger Agreement.

            b. All reference herein to the Company shall, when the context so requires, encompass the subsidiaries of the Company. All references herein to resignations and indemnifications shall encompass, be binding upon, and shall inure to the benefit of the Company and its subsidiaries and any retirement or benefit plans of the foregoing.

      3.    a.    At the Closing under the Merger Agreement, Executive shall submit to the Company his resignation from all positions of any nature or kind which at the Effective Time of the Merger are held by Executive in or with North East Insurance Company, any of its subsidiaries (including without limitation his positions as a director, President and Chief Executive Officer) and in respect of any and all retirement and/or benefit plans of the foregoing and otherwise. Such resignations shall be in written form satisfactory to the Company and Motor Club, shall be effective at the Effective Time of the Merger, and the Company agrees to accept such resignation.

            b. In furtherance thereof and at the Effective Time of the Merger, Executive shall return to the Company any and all Company credit cards in his possession and any and all Company property and written information and material in his possession.

            c.    (i)   Executive shall have the right to purchase from the
Company for $1.00 the executive chair and desk lamp located in his office and the desk top computer (and peripherals) used by the Executive; provided, the Company shall cause its management information systems personnel to erase all Company data which may be located on the hard drive of such computer. Executive shall also remove such personal items as are owned by Executive as may be located in the office, which shall include the pictures, plaques, awards, clocks and knick-knacks in his office.

                  (ii) The Company shall fully cooperate with Executive to arrange for the packing and delivery of items in ( i) above.


      4. In the event of the death or disability of the Executive at or following the Effective Time of the Merger, the Executive or his estate, as the case may be, shall be entitled to and shall receive the benefits and payments set forth in Sections 5 and 6 below, which benefits and payments shall continue to be made as if the Executive remained alive and in good health.

      5. The resignation of Executive as aforesaid shall be deemed a termination of employment of Executive under Section 9( c) of the Employment Agreement as of the date of the Effective Time of the Merger (the "Effective Date") with the following effect:

      a. The Company shall pay Executive on the Effective Date any unpaid base salary due through such date plus an amount in respect of all of Executive's accrued and unused vacation time and personal leave time.

      b.    The Company shall pay the Executive $175,000 on the Effective
Date.

      c. If the Executive complies with all of the requirements of Section 10 and Section 11 of the Employment Agreement during the "Restricted Period", as defined in Section 11 of the Employment Agreement, the Company shall pay the Executive an additional $175,000 payable in 108 equal fully amortizing monthly installments of principal plus interest at the Federal Long-Term Rate (as defined in Section 8(b) of the Employment Agreement), such payments to commence on the first anniversary of the Effective Date of the Merger.

      d. Medical, hospitalization, disability and other health benefits, as applicable on the Effective Date, shall continue to be provided by the Company at its expense for the Executive and his family until the earlier of ( I) the first anniversary of the Effective Date or (ii) the date the Executive is entitled to comparable benefits under any plan maintained by a subsequent employer of Executive. These benefits and their reported current costs are set forth on SCHEDULE 1.

      e. All other compensation and benefits due or payable to Executive as of the Effective Date under the terms and conditions of any applicable plans, programs or other coverages maintained by the Company shall be due and/or payable to Executive as provided in any such plans, programs or other coverages maintained by the Company. These benefits and their reported current costs are set forth on SCHEDULE 1 hereto.

      f. The Company shall pay to Executive on the Effective Date of the Merger $16,000 in full satisfaction of Executive's rights to any and all bonuses otherwise to be paid to him as provided for in Section 4 of the Employment Agreement.

      g. The Company shall also pay the premium(s) in respect to the life insurance policy insuring the Executive described on SCHEDULE 1 hereto through and including the premium for the year 2000.

      h. The Company shall also pay the rent reserved under the motor vehicle lease described in Schedule 1 and shall provide the automobile leased thereunder to Executive for his use, until the March 31, 2000 expiration date of the current lease.

      6. Pursuant to the first two (2) sentences of Paragraph (2) of the Letter Agreement between Executive and the Company, dated October 28, 1996 (the "Letter Agreement"), the Company shall continue to pay all amounts due under such sentences as and when provided therein, i.e. as follows:

      year:                           annual amount:
      1999-2006 (8 years)             $33,996.85

provided, that the payment due thereunder in respect of 1999 shall be paid on the Effective Date of the Merger.

      7.    a.    Any and all payments to Executive hereunder pursuant to
Sections 5 and 6 hereof shall be paid subject to such withholding as the Company's accountants may determine to be applicable in recognition of applicable requirements of law and regulation

            b. All payments to Executive shall be made as the Company may determine by means of a bank cashier's check or by wiring of funds in accordance with wiring instructions which the Executive shall provide upon request by the Company.

      8. Except as set forth herein, all agreements and contracts of any nature or kind, whether written or oral, between the Company and the Executive (including without limitation the Employment Agreement and the Letter Agreement) shall be terminated and of no further force and effect as of the Effective Date of the Merger and the only contractual obligations of the Company to Executive that shall survive the Merger are those set forth in or arising under this Agreement.

      9. Notwithstanding the termination of the Employment Agreement and the Letter Agreement, the Indemnification Agreement between the Company and Executive, dated as of November 15, 1995, and the Company's and Executive's rights and obligations thereunder shall continue in full force and effect with respect to any claim against Executive which gives rise to his entitlement to, or the Company's right to deny, indemnification pursuant to the terms and conditions of such Agreement, including, without limitation, the provisions of Section 7 thereof affording Executive additional rights of indemnification under the Company's Articles of Incorporation or Bylaws, any resolution of the Company's Board of Directors or shareholders, any policy of insurance or other contract, or otherwise.

      10. The execution of this Agreement by Motor Club shall be deemed its consent under Sections 4.01(b) and 4.01( c) of the Merger Agreement.

      11. Failure by the Company to take any action required hereunder as of the Effective Time or failure to make any payment hereunder to Executive at the time such payment is due shall result in the acceleration of any and all other payments not yet paid Executive hereunder to become immediately due and payable in full as of time of such failure to act or non-payment, as the case may be; provided however that the provisions of this paragraph 11 shall be effective only upon Executive's written notice to the Company of such failure of payment, and upon the expiration of a period of 10 days following receipt of such notice from Executive in which the Company may cure such failure. Any payment to be made to Executive hereunder shall be made without any offset by the Company with respect to any claim it may either have or alleges that it has against Executive.

      12. The parties shall take such actions as may reasonably be necessary or useful to implement and perform this Agreement. In amplification thereof, after the Effective Time of the Merger, MCA shall take such actions as may be necessary or useful to enable the Company to perform its obligations to Executive hereunder.

      13. In the event the Merger is not consummated or the Merger Agreement is terminated, this Agreement shall be of no further force and effect. Except for the specific agreements of Motor Club contained in paragraphs 1a and 12 hereof, nothing in this Agreement shall be construed to create any binding obligation on the part of Motor Club, and it is understood and agreed that Motor Club does not guarantee any obligation hereunder on the part of the Company or Executive.

      14. This Agreement may be executed in counterpart copies which shall upon their aggregation be deemed a duly executed original copy.

      IN WITNESS WHEREOF, the parties have executed this Undertaking and Agreement on the day and year first above written.

North East Insurance Company           Motor Club of America

By:_/S/Ronald A. Libby                 By:/S/Stephen A. Gilbert
Name: Ronald A. Libby                  Name: Stephen A. Gilbert
Title: Chief Operating Officer         Title: President & Chief Executive
                                       Officer

/S/Robert G. Schatz
Robert G. Schatz


Robert G. Schatz
Separation Agreement

                                 Schedule 1

Monthly Payments

Group Health                                             $502.21
(Harvard Pilgrim)

Group Life & Disability                                  $173.55
(Phoenix Life)

Owned Life Insurance                                     $364.58
(Union Central #1000000679)

Jeep Lease                                               $422.40
(Lee Auto - Expiration 3/00)